PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 13,
                 2007 As filed pursuant to Rule 424(B) under the
                             Securities Act of 1933

                                                     Registration No. 333-140118

1,000,000 UNITS, EACH UNIT CONSISTING OF (I) ONE SHARE OF COMMON STOCK, (II) ONE
              $1.50 UNIT WARRANT AND (III) ONE $2.00 UNIT WARRANT

                            CHINA AGRI-BUSINESS, INC.
                             FINANCE PLAZA 9TH FLOOR
                               HI-TECH ROAD NO. 42
                       HI-TECH INDUSTRIAL DEVELOPMENT ZONE
                          XI'AN, SHAANXI, CHINA 710068
                             TEL: 011-86-29-88222938

This prospectus supplement supplements and amends the prospectus dated July 13, 2007 (the "Prospectus"), relating to the underwritten offering by China Agri-Business, Inc. ("we," "us" or the "Company") for a minimum of 300,000 Units on a "best efforts, all or none" basis (the "Minimum Offering"), and up to an additional 700,000 Units on a "best efforts" basis, for a maximum of 1,000,000 Units (the "Maximum Offering"), at $1.00 per Unit, for aggregate proceeds to us of between $300,000 and $1,000,000 (the "Offering"), as described under "Plan of Distribution" in the Prospectus. We are supplementing the Prospectus to provide the following information:

Between September 14, 2007 through September 19, 2007, the Company's directors and officers who own the Company's shares of common stock and certain other persons that were issued shares of the Company's common stock by one of our consultants(collectively the "Holders") entered into Lock-up Agreements with the Company. Pursuant to the Lock-up Agreements, the Holders agreed not to sell, contract to sell or in any other way sell or convey the common stock they own from the commencement of the Offering through the one hundred and eightieth day after the termination of the Offering.

You should read this prospectus supplement in conjunction with the Prospectus dated July 13, 2007, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED JUDGMENT UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   UNDERWRITER
                              SPENCER EDWARDS, INC.
                       6041 SOUTH SYRACUSE WAY, SUITE 305
                            ENGLEWOOD, COLORADO 80111
                            TELEPHONE: 1-800-288-8448

         The date of this Prospectus Supplement is September 21, 2007.